AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT
THIS AMENDMENT NO. 1 TO MANAGEMENT AGREEMENT (“Agreement”) is effective as of the 1st day of December, 2016, by and between AMERICAN CENTURY GROWTH FUNDS, INC., a Maryland corporation (hereinafter called the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Company and the Investment Manager are parties to a certain Management Agreement effective as of July 16, 2010 (“Agreement”); and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect the name change of Legacy Focused Large Cap Fund to Focused Dynamic Growth Fund; the name change of Legacy Multi-Cap Fund to Adaptive All Cap Fund; the addition of a R6 Class of shares to the Focused Dynamic Growth Fund and Adaptive All Cap Fund; and the liquidation of the Legacy Large Cap Fund.

1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and inserting in lieu therefor the Schedule A attached hereto.

2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.    Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.
IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers to be effective as of the day and year first above written.

American Century Investment Management, Inc.	American Century Growth Funds, Inc.
By: /s/ Otis H. Cowan__________________________________	By: /s/ Charles A. Etherington______________________
Otis H. Cowan	Charles A. Etherington
Vice President	Senior Vice President

American Century Growth Funds, Inc.                        Schedule A: Fee Schedules

Schedule A
Fee Schedules

Series	Investment Strategy Assets	Fee Schedule by Class
		Investor	Institu- tional	Advisor	R	R6
Adaptive All Cap Fund	First $500 million	1.150%	0.950%	1.150%	1.150%	0.800%
	Next $500 million	1.100%	0.900%	1.100%	1.100%	0.750%
	Next $4 billion	1.050%	0.850%	1.050%	1.050%	0.700%
	Next $5 billion	1.040%	0.840%	1.040%	1.040%	0.690%
	Next $5 billion	1.030%	0.830%	1.030%	1.030%	0.680%
	Next $5 billion	1.020%	0.820%	1.020%	1.020%	0.670%
	Next $5 billion	1.000%	0.800%	1.000%	1.000%	0.650%
	Next $5 billion	0.950%	0.750%	0.950%	0.950%	0.600%
	Over $30 billion	0.850%	0.650%	0.850%	0.850%	0.500%
Focused Dynamic Growth Fund	First $500 million	1.100%	0.900%	1.100%	1.100%	0.750%
	Next $500 million	1.050%	0.850%	1.050%	1.050%	0.700%
	Next $4 billion	1.000%	0.800%	1.000%	1.000%	0.650%
	Next $5 billion	0.990%	0.790%	0.990%	0.990%	0.640%
	Next $5 billion	0.980%	0.780%	0.980%	0.980%	0.630%
	Next $5 billion	0.970%	0.770%	0.970%	0.970%	0.620%
	Next $5 billion	0.950%	0.750%	0.950%	0.950%	0.600%
	Next $5 billion	0.900%	0.700%	0.900%	0.900%	0.550%
	Over $30 billion	0.800%	0.600%	0.800%	0.800%	0.450%